Exhibit 99.1


      Specialty Coating Systems, Inc. and Sono-Tek Corporation announce new relationship that partners new SCS Precisioncoat spray coating system with Sono-Tek ultrasonic atomizing nozzles.

February 9, 2006 - Specialty Coating Systems, Indianapolis, IN, and Sono-Tek Corporation, Milton, NY (OTC Bulletin Board: SOTK - News), announced today that the new SCS Precisioncoat spray coating system will feature Sono-Tek ultrasonic atomizing nozzles.

SCS, the industry leader in Parylene conformal coating services and technologies, announced today the launch of its new Precisioncoat spray coating system. The new Precisioncoat platform provides the industry with leading-edge technology and programming flexibility to allow for maximum accuracy and repeatability.

The SCS Precisioncoat is the first spray coating system from SCS with ultrasonic capabilities and incorporates Sono-Tek ultrasonic atomizing nozzles as the primary means to atomize the liquid being sprayed. Ultrasonic nozzles from Sono-Tek have the ability to vary drop size by changing nozzle frequency and are ideal for applications requiring ultra-low flow rates and thin film coatings. The ultrasonic nozzles are also non-clogging, and work excellent with the new VOC-free conformal coatings that are becoming more common.

Sono-Tek CEO and President, Dr. Christopher L. Coccio, stated "We are excited to be working together with SCS. They have a well-recognized name in the industry and are known for high quality products, and innovative coating technologies. Our unique ultrasonic atomizing nozzles are an ideal addition for many SCS spray coating applications."

SCS President & CEO, John W. Fry, commented, "SCS' new Precisioncoat spray coating system offers advanced spray coating technologies to our customers including this leading-edge technology from Sono-Tek, who is considered the world leader in ultrasonic atomizing nozzles. Our joint development efforts will allow us to provide a user friendly coating platform with the precision and flexibility that only ultrasonic spray can offer."

APEX attendees are invited to visit Specialty Coating Systems (Booth 609) and Sono-Tek (Booth 1185) for more information on these products and other offerings from the companies.

For further information, contact Dr. Christopher L. Coccio, President and CEO at 845-795-2020, or visit our website at http://www.sono-tek.com

Sono-Tek Corporation (OTC Bulletin Board: SOTK) is a leading developer and manufacturer of liquid spray products based on its proprietary ultrasonic nozzle technology. Founded in 1975, the Company's products have long been recognized for their performance, quality and reliability.

This press release contains forward looking statements regarding future events and the future performance of Sono-Tek Corporation that involve risks and uncertainties that could cause actual results to differ materially. These factors include, among other considerations, general economic and business conditions; political, regulatory, competitive and technological developments affecting the Company's operations or the demand for its products; timely development and market acceptance of new products; adequacy of financing; capacity additions and the ability to enforce patents. We refer you to documents that the company files with the Securities and Exchange Commission, which includes Form 10-KSB and Form 10-QSBs containing additional important information.